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                                         EXHIBIT (a)(10)


                                         NEWS RELEASE
                                         For further information:
                                         Media - Sheree Olson
                                         (920) 429-4186
                                         Investors - Vicki Shamion
                                         (920) 429-7039
_____________________________________________________________________

SHOPKO ANNOUNCES EXTENSION OF EXPIRATION DATE OF CASH TENDER OFFER FOR SHARES OF PAMIDA HOLDINGS CORPORATION

GREEN BAY, WISCONSIN (June 14, 1999) -- ShopKo Stores, Inc. (NYSE: SKO) today announced that its subsidiary has exercised its right under the Agreement and Plan of Merger between Pamida Holdings Corporation (ASE: PAM), ShopKo and ShopKo's subsidiary, to extend the expiration date of its $11.50 per share cash tender offer for all of the outstanding shares of voting common stock of Pamida to midnight Eastern Daylight Time (EDT) Friday, July 2, 1999.

ShopKo also announced that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, applicable to the purchase of shares pursuant to the offer, has expired.

ShopKo has been advised by American Stock Transfer & Trust Company, the depositary for the offer, that as of 5:00 p.m. Eastern Daylight Time (EDT) Friday, June 11, 1999, approximately 1,860,892 shares of Pamida voting common stock had been tendered, including shares tendered pursuant to guaranteed delivery procedures.

ShopKo Stores Inc., a Fortune 500 company headquartered in Green Bay, Wisconsin, is a leading specialty discount retailer operating 158 stores in 19 states, primarily in the Midwest, Western Mountain and Pacific Northwest regions. The company also serves the rapidly growing managed health care industry through its wholly-owned subsidiary, ProVantage Health Services, Inc. ProVantage is a leading health benefit management company providing health benefit management services, pharmacy mail services, vision benefit management services and health information and clinical support services. For more information about ShopKo or ProVantage, visit our web site at www.shopko.com.

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